EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the "Agreement"), entered into on December 11, 2015, is made by and between Brian P. MacDonald (the "Executive") and CDK Global, Inc., a Delaware corporation (the "Company").
RECITALS
A.            It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.
B.            The Executive desires to provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1.	Certain Definitions.

(a)            "Action" shall have the meaning set forth in Section 10.
(b)            "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, where "control" shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.
(c)            "Agreement" shall have the meaning set forth in the preamble hereto.
(d)            "Annual Base Salary" shall have the meaning set forth in Section 3(a).
(e)            "Annual Bonus" shall have the meaning set forth in Section 3(b).
(f)            "Board" shall mean the Board of Directors of the Company; provided, that any reference to the Board in respect of compensation-related matters herein shall be deemed to refer to the Compensation Committee of the Board, to the extent consistent with the Company's practice of making compensation determinations for senior executives.
(g)            "Cause" shall mean: (A) the Executive's substantial and repeated failure to perform duties as reasonably directed by the Board (not as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days; (B) the Executive's misappropriation or fraud with regard to the Company or its Affiliates or their respective assets; (C) conviction of, or the pleading of guilty or nolo contendere to, a felony, or any other crime involving either fraud or a breach of the Executive's duty of loyalty with respect to the Company or any Affiliates thereof, or any of its customers or suppliers that results in material injury to the Company or any of its Affiliates; (D) the Executive's willful violation of the written policies of the Company or any of its Affiliates, or other willful misconduct in connection with the performance of his duties that in either case results in material injury to the Company or any of its Affiliates, after written notice thereof and failure to cure within ten (10) days; or (E) the Executive's breach of any material provision of this Agreement, including without limitation the confidentiality and non-disparagement provisions and the non-competition and non-solicitation provisions to which the Executive is subject, including without limitation Sections 6 and 7 hereof.  For purpose of the preceding sentence, no act or failure to act by the Executive shall be considered "willful" unless done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(h)            "CEO Appointment Date" shall have the meaning set forth in Section 2(c)(i).
(i)            "Code" shall mean the Internal Revenue Code of 1986, as amended.
(j)            "Co-Invest RSUs" shall have the meaning set forth in Section 3(e)(ii).
(k)            "Commencement Date" shall have the meaning set forth in Section 2(b).
(l)            "Company" shall, except as otherwise provided in Sections 6 and 7, have the meaning set forth in the preamble hereto.
(m)            "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 4(a)(ii)-(vi), the date specified or otherwise effective pursuant to Section 4(b), or (iii) if the Executive's employment is terminated upon expiration of the Term due to either party's non-renewal in accordance with Section 2(b), the last day of the then-current Term.
(n)            "Disability" shall mean the disability of the Executive caused by any physical or mental injury, illness, or incapacity as a result of which Executive has been unable to effectively perform the essential functions of Executive's duties for a continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365-day period, as determined by the Board in good faith.
(o)            "Excise Tax" shall have the meaning set forth in Section 12.
(p)            "Executive" shall have the meaning set forth in the preamble hereto.
(q)            "Good Reason" shall mean the occurrence of any of the following events without the Executive's express written consent: (A) material diminution in the Executive's position, duties, responsibilities, or authority; or (B) a reduction in the Executive's Annual Base Salary (other than an across-the-board reduction of not more than ten percent (10%) that applies generally to senior executives of the Company) or Target Bonus as a percentage of Base Salary; or (C) failure to appoint the Executive to the position of Chief Executive Officer on or prior to January 1, 2017; or (D) a failure of any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company to assume in writing the obligations hereunder; or (E) the Company's breach of a material provision of this Agreement.  A termination for Good Reason shall mean a termination by a Participant effected by written notice given by the Participant to the Company within 30 days after the occurrence of the Good Reason event (or during the first six (6) months of calendar year 2017 in the case of a termination pursuant to clause (C) above), unless the Company shall, within 15 days after receiving such notice, take such action as is necessary to fully remedy such Good Reason event in which case the Good Reason event shall be deemed to have not occurred.
(r)            "Initial Term" shall have the meaning set forth in Section 2(b).
(s)            "Notice of Termination" shall have the meaning set forth in Section 4(b).
(t)            "Parachute Value" of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(u)            "Payment" shall have the meaning set forth in Section 12.
(v)            "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
(w)            "Plan" shall have the meaning set forth in Section 3(e)(i).
(x)            "Proprietary Information" shall have the meaning set forth in Section 7(a).
(y)            "PSUs" shall have the meaning set forth in Section 3(e)(i).
(z)            "Purchased Shares" shall have the meaning set forth in Section 3(e)(ii).
(aa)            "Safe Harbor Amount" shall mean 2.99 times the Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code.
(bb)            "Severance Period" shall have the meaning set forth in Section 5(b)(i).
(cc)            "Target Bonus" shall have the meaning set forth in Section 3(b).
(dd)            "Term" shall have the meaning set forth in Section 2(b).
2.	Employment.

(a)            In General.  The Company shall employ the Executive, and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.
(b)            Term of Employment.  The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on January 1, 2016 (the "Commencement

Date"), and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4.  The Initial Term shall automatically be extended for successive one (1) year periods (together with the Initial Term, the "Term"), unless either party hereto gives notice of the non-extension of the Term to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term.
(c)            Position and Duties.
(i)            During the Term, the Executive shall initially serve as the Company's President.  The parties anticipate that the Executive will be promoted to the position of Chief Executive Officer (and shall continue serving as President) on a date during calendar year 2016 as determined by the Board (the "CEO Appointment Date"), and the Company shall publicly announce the expected CEO transition plan on or before the commencement of the Term.  In each case the Executive shall have such responsibilities, duties, and authority customary for such positions, as applicable, and such duties, responsibilities, and authority may include services for (including services as a director of) one or more subsidiaries of the Company.  Prior to the CEO Appointment Date, the Executive shall report to the Company's Chief Executive Officer, and from and after the CEO Appointment Date, the Executive shall report to the Board.  The Executive agrees to observe and comply with all applicable Company rules and policies as adopted from time to time by the Company, including without limitation any stock ownership guidelines, claw-back policies, policies relating to the hedging or pledging of Company stock owned by the Executive or his immediate family members, and insider trading policies.  The Executive shall devote his full business time, skill, attention, and best efforts to the performance of his duties hereunder; provided, however, that the Executive shall be entitled to (A) serve on civic, charitable, and religious boards and to continue serving in his current position on the board of directors of Computer Sciences Corporation, and (B) manage the Executive's personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the Executive's duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its Affiliates, and do not otherwise compete with the business of the Company or its Affiliates.  For the avoidance of doubt, except with respect to his current board position with Computer Sciences Corporation, the Executive shall not be entitled to serve on the board of any other for-profit organization during the Term without the express written consent of the Board.
(ii)            The Executive was appointed to the Board on June 15, 2015.  During the Term, the Company shall nominate the Executive for re-election as a director of the Company upon the expiration of the Executive's initial term as a director and upon the expiration of each subsequent term thereafter.  The Executive shall not be entitled to any additional compensation for such board service while employed by the Company.
(iii)            The principal place of the Executive's employment shall be the Company's corporate headquarters in Hoffman Estates, Illinois; provided, however, that the Executive shall not be required to relocate his principal place of residence from its current location in the Philadelphia, Pennsylvania, area.  The Executive acknowledges that he is expected to serve no less than 70% of his business time for the Company at the Company's Hoffman Estates headquarters or at such other location(s) to which the Company may reasonably require the Executive to travel for Company business purposes from time to time.

3.	Compensation and Related Matters.

(a)            Annual Base Salary.  During the Term, the Executive shall receive a base salary at an initial rate of seven hundred thousand dollars ($700,000) per annum.  From and after the CEO Appointment Date, the Executive's base salary rate shall be increased to nine hundred thousand dollars ($900,000) per annum.  The Executive's base salary shall be paid in accordance with the customary payroll practices of the Company and shall be subject to annual review by the Board (the "Annual Base Salary").
(b)            Annual Bonus.  With respect to each fiscal year of the Company that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus"), with a target Annual Bonus amount equal to one hundred fifty percent (150%) of the Annual Base Salary for such year (based on the current rate in effect on the last day of such year) (the "Target Bonus").  The Executive's actual Annual Bonus for a given fiscal year, if any, shall be determined on the basis of the Executive's and/or the Company's attainment of objective financial and/or other subjective or objective criteria established by the Board and communicated to the Executive at the beginning of such year.  Notwithstanding the foregoing, the Executive's Annual Bonus for the 2016 fiscal year shall be determined pursuant to the bonus plan and metrics in effect as of the Commencement Date for 2016, including without limitation the objective financial metrics in effect for other senior executives of the Company, and the Executive's actual annual bonus for 2016, if any, shall be prorated to reflect the partial year worked.  Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event within the period required by Section 409A of the Code such that it qualifies as a "short-term deferral" pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto).  Notwithstanding the foregoing, but subject to Section 5(b) below, no Annual Bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company on the date of payment.
(c)            Benefits.  During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs, and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect from time to time and applicable to senior executives of the Company, in accordance with their terms, including, without limitation, retirement benefits, medical and welfare benefits, a car allowance, an annual physical exam, and reimbursement for spousal travel when related to the business trip being taken by the Executive.
(d)            Vacation.  During the Term, the Executive shall be entitled to twenty-five (25) days of paid vacation per calendar year, plus other Company-recognized paid holidays and floating personal days, in each case in accordance with the Company's policies.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.
(e)            Equity Compensation.
(i)            Initial Equity Grant.  On, or within five (5) business days following, the Commencement Date, the Executive shall be granted a target number of performance stock units ("PSUs") pursuant to the Company's 2014 Omnibus Award Plan (the "Plan"), which PSUs shall have an aggregate grant date fair value, as determined by the Board, of two million five hundred thousand dollars ($2,500,000).  The target number of PSUs so granted shall be calculated by dividing two million five hundred thousand dollars ($2,500,000) by the fair market value of one (1) share of Company common stock on the date of grant (rounded down to the nearest whole PSU), determined in accordance with the Plan).  The PSUs shall be subject to such other terms as are applicable to the grants of PSUs to other senior executives of the Company (including without limitation the objective financial metrics in effect for PSUs granted to other senior executives of the Company) as set forth in the applicable grant agreement and in the Plan.
(ii)            Co-Investment RSUs.  Subject to the Executive's purchase, on or prior to the last day of the next open trading window for insiders of the Company, of a number of shares of Company common stock having an aggregate fair market value on the date of purchase equal to one million dollars ($1,000,000) (the "Purchased Shares") and his continued employment with the Company in good standing as of the date of grant, the Board shall grant to the Executive pursuant to the Plan restricted stock units ("Co-Invest RSUs") in respect of a number of shares of Company common stock equal to three (3) times the number of Purchased Shares, which RSUs shall vest and settle in shares in equal installments on each of the first three (3) anniversaries of the Commencement Date, subject to the Executive's continued employment in good standing through such date (except as set forth in Section 5(b)(iv) below).  The Executive agrees not to sell or otherwise dispose of any of the Purchased Shares until the earlier of the third (3rd) anniversary of the Commencement Date and the date on which such Co-Invest RSUs are forfeited.  The Executive acknowledges further and agrees that in all events any disposition of the Purchased Shares or the shares received upon settlement of the Co-Invest RSUs shall be subject to the Company's stock ownership guidelines applicable to senior officers of the Company, as in effect from time to time.
(iii)            Equity Compensation in Subsequent Years.  The Executive's target annual equity award grant in respect of fiscal year 2017, which shall consist of a mix of equity awards as determined by the Board, shall, subject to the Executive's continued employment with the Company in good standing through the date of grant (which shall be the same as the date of grant for senior executives generally), have an aggregate grant date fair market value (determined in accordance with the Plan) of approximately four million two hundred fifty thousand dollars ($4,250,000).  The Executive's level of equity participation in respect of fiscal year 2018 and thereafter shall be determined in the sole discretion of the Board in a manner consistent with such determinations for other members of senior management of the Company.
(f)            Expenses.
(i)            Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable business travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's expense reimbursement policies and procedures.  The Company will reimburse Executive for his reasonable travel expenses for travel between Philadelphia and Chicago.  In addition, the Company will reimburse Executive for reasonable temporary living expenses in the Chicago area for the first ninety (90) days following the Commencement Date.  However, the Executive shall not be entitled to any reimbursement for expenses relating to any personal accommodations in the Chicago area that are incurred by the Executive more than ninety (90) days following the Commencement Date while performing his duties at the Company's headquarters.  Further, to the extent that any expense reimbursements paid to the Executive pursuant to this Agreement are considered taxable compensation income to the Executive, such reimbursements shall be subject to applicable tax withholding, and the Executive shall not be entitled to any "gross-up" or reimbursement in respect of such taxes.
(ii)            Legal Expenses.  The Company shall reimburse the Executive for reasonable, documented legal fees incurred by the Executive in connection with the negotiation, drafting and execution of this Agreement (including exhibits), which reimbursement shall not exceed thirty thousand dollars ($30,000).
4.            Termination.  The Executive's employment hereunder may be terminated prior to the expiration of the Term resulting from a non-renewal pursuant to Section 2(b) above by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:
(a)                Circumstances.
(i)            Death.  The Executive's employment hereunder shall terminate upon his death.
(ii)            Disability.  If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment.  In that event, the Executive's employment with the Company shall terminate effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive and the date specified in such notice, provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of his duties hereunder.
(iii)            Termination with Cause.  The Company may terminate the Executive's employment with Cause.
(iv)            Termination without Cause.  The Company may terminate the Executive's employment without Cause.
(v)            Resignation with Good Reason.  The Executive may resign from his employment with Good Reason.
(vi)            Resignation without Good Reason.  The Executive may resign from his employment without Good Reason upon not less than thirty (30) days' advance written notice to the Board.
(b)            Notice of Termination.  Any termination of the Executive's employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifying a Date of Termination as provided herein (a "Notice of Termination").  If the Company delivers a Notice of Termination under Section 4(a)(ii), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that such notice need not specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii).  If the Company delivers a Notice of Termination under Section 4(a)(iii) or 4(a)(iv), the Date of Termination shall be, in the Company's sole discretion, the date on which the Executive receives such notice or any subsequent date selected by the Company.  If the Executive delivers a Notice of Termination under Section 4(a)(v) or 4(a)(vi), the Date of Termination shall be at least thirty (30) days following the date of such notice; provided, however, that the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the Company's receipt of such notice, without pay in lieu of notice and without changing the characterization of such termination as voluntary, even if such date is prior to the date specified in such notice.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company's or the Executive's rights hereunder.
(c)            Termination of All Positions.  Upon termination of the Executive's employment for any reason, the Executive shall have been deemed to resign, as of the Date of Termination or such other date requested by the Company, from his position on the Board and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other Affiliates of the Company) and from all other positions and offices that the Executive then holds with the Company and its Affiliates.
5.            Company Obligations upon Termination of Employment.
(a)            In General.  Subject to Section 11(b), upon termination of the Executive's employment for any reason, the Executive (or the Executive's estate) shall be entitled to receive (i) any amount of the Executive's Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(f), (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(d), and (iv) any amount arising from the Executive's participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) (other than severance plans, programs, or arrangements) or under the Company's equity compensation plans, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements including, where applicable, any death and disability benefits.
(b)            Termination without Cause (including Company Non-Renewal) or Resignation with Good Reason.  Subject to Section 11(b), if the Company terminates the Executive's employment without Cause pursuant to Section 4(a)(iv) or if the Company elects not to renew the term of this Agreement and terminate the Executive's employment hereunder in accordance with Section 2(b) above, or if the Executive resigns from his employment with Good Reason pursuant to Section 4(a)(v), the Company shall pay or provide the Executive with the following, in addition to the benefits and payments under Section 5(a)‑
(i)            a cash severance amount equal to the product of (x) two (2) times (y) the sum of (I) the Annual Base Salary and (II) the Executive's two-year historical average Annual Bonus from the Company (which, (x) if such termination occurs prior to June 30, 2016, shall equal the Target Bonus, and (y) if such termination occurs during fiscal year 2017, shall equal the average of the Executive's actual Annual Bonus for fiscal year 2016 (without regard to proration) and the Target Bonus for fiscal year 2017), such amount to be paid in substantially equal installments in accordance with the Company's customary payroll practices during the period (the "Severance Period") beginning on the Date of Termination and ending on the earlier to occur of (A) the twenty-four (24) month anniversary of the Date of Termination and (B) the first date that the Executive violates any covenant contained in Section 6 or 7; provided, that to the extent that the Date of Termination occurs prior to the CEO Appointment Date (and the Executive has not otherwise waived his right to resign for Good Reason on account of not being appointed Chief Executive Officer), such severance amount shall be calculated using the Annual Base Salary and Target Bonus, if applicable, that would have applied immediately following the CEO Appointment Date, if higher;
(ii)            a prorated portion of the Annual Bonus payable with respect to the fiscal year in which such termination occurs, determined on a daily basis, based solely on the actual level of achievement of the applicable performance goals for such year (provided that any individual qualitative performance criteria thereunder (if applicable) shall be deemed satisfied at 100% of target, solely to the extent that such individual criteria do not constitute objective performance goals established for purposes of qualifying such Annual Bonus under the exception for "qualified performance-based compensation" pursuant to Section 162(m) of the Code), and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year;
(iii)            subject to the Executive's timely election and continuation of health insurance continuation coverage under COBRA, a monthly cash payment equal to the portion of the Executive's cost of COBRA premiums that is in excess of the active-employee cost of such insurance coverage, such payments to continue until the earliest to occur of (x) the date on which the Executive ceases participating in such continuation coverage under COBRA, (y) the date on which the Executive becomes eligible for health insurance coverage from a subsequent employer, and (z) the last day of the Severance Period;
(iv)            continued vesting of the Co-Invest RSUs in accordance with their terms (i.e., any condition requiring continued employment shall be waived);
(v)            continued eligibility to vest in the PSUs granted pursuant to Section 3(e)(i) above based on the actual achievement of the applicable performance goals through the end of the applicable performance period; provided, that if such termination occurs prior to June 30, 2016, the number of shares of Company common stock that are issuable upon settlement of the vested PSUs shall be prorated to reflect the portion of the performance period elapsed from the commencement thereof through the last day of the Severance Period;
(vi)            continued vesting of any other equity awards received by the Executive prior to the Commencement Date in his capacity as a non-employee director of the Company, subject to his continued service on the Board following such termination of employment;
provided, however, that notwithstanding the foregoing, (x) the amounts payable to the Executive under this Section 5(b) shall be contingent upon and subject to both the Executive's compliance with the covenants contained in Sections 6 and 7 and the Executive's execution and non-revocation of a general waiver and release of claims agreement in the Company's customary form (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the Date of Termination; and (y) the installment payments pursuant to this Section 5(b) shall commence during the first full payroll period commencing after the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all amounts accrued under this Section 5(b) from the Date of Termination through the date of such initial payment.
(c)            Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.
(d)            Change in Control.  Notwithstanding anything in this Section 5 to the contrary, in the event that any termination of the Executive's employment entitles him to any severance payments or benefits under the Company's Amended and Restated Change in Control Severance Plan for Corporate Officers (the "CIC Plan"), the Executive shall not be entitled to any payments or benefits under Section 5(b), and the CIC Plan shall control; provided, that in all events Section 12 of this Agreement shall apply in lieu of Section 1.4 of the CIC Plan.
6.              Non-Competition; Non-Solicitation; Non-Hire.
(a)            The Executive shall not, at any time during the Executive's employment with the Company or during the twenty-four (24) month period following the date of his termination of employment for any reason:
(i)            directly or indirectly engage in, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant, or otherwise) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity that competes with any of the businesses of the Company or any entity owned by the Company; provided, that the foregoing non-competition provisions shall cease to apply upon the occurrence of a Change in Control of the Company (as defined in the CIC Plan). Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business;
(ii)            directly or indirectly solicit, on his own behalf or on behalf of any other Person or entity, the services of, or hire, any individual who is (or, at any time during the previous year, was) an employee, independent contractor, or director of the Company (other than an individual who was within the previous year his personal assistant or secretary), or solicit any of the Company's then-current employees, independent contractors, or directors to terminate services with the Company, provided that (A) following the six (6) month anniversary of the Date of Termination, the foregoing shall not apply to any employee, independent contractor or director who has been terminated by the Company at least six (6) months prior to such solicitation, and (B) the placement of general advertisements in newspapers, magazines or electronic media shall not, by itself, constitute a breach of this Section 6(a)(ii); or

(iii)            directly or indirectly, on his own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer, subscriber, or supplier of the Company to terminate its arrangement with the Company, or otherwise change its relationship with the Company.
(b)            In the event that the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(c)            As used in this Section 6 and Section 7, the term "Company" shall include the Company and each of its subsidiaries and Affiliates, and any and all successors thereto.
7.            Nondisclosure of Proprietary Information; Nondisparagement.
(a)            Except as required in the faithful performance of the Executive's duties hereunder or pursuant to Section 7(c), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use, for his benefit or the benefit of any Person, firm, corporation, or other entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees, or other terms of employment ("Proprietary Information"), or deliver to any Person, firm, corporation, or other entity any document, record, notebook, computer program, or similar repository of or containing any such Proprietary Information.  The Executive's obligation to maintain and not use, disseminate, disclose or publish, or use, for his benefit or the benefit of any Person, firm, corporation, or other entity, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive's direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them the Proprietary Information identified herein is important and material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(b)            Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, and financial documents, and any other documents, concerning the Company's customers, business plans, marketing strategies, products, or processes.
(c)            The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
(d)            The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders, or Affiliates, either orally or in writing, at any time; provided, however, that the Executive may (A) confer in confidence with his legal representatives, (B) make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity, and/or (C) make truthful statements in the course of performing his duties to the Company.  The Company shall instruct its directors and officers to not disparage the Executive, either orally or in writing, at any time; provided, however, that the Company shall not be required to instruct its directors and officers to refrain from (X) conferring in confidence with their respect legal representatives, (Y) making truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity, and/or (Z) making truthful statements in the course of performing duties to the Company.
8.            Injunctive Relief.  The Executive recognizes and acknowledges that a breach of any of the covenants contained in Sections 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
9.            Indemnification.  During the Executive's employment and service as a director or officer (or both) and at all times thereafter during which the Executive may be subject to liability, the Executive shall be entitled to indemnification set forth in the Company's Certificate of Incorporation and By-laws to the maximum extent allowed under the laws of the State of Illinois and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges, and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Company or any of its subsidiaries (other than any dispute, claim, or controversy arising under or relating to this Agreement).  Notwithstanding anything to the contrary herein, the Executive's rights under this Section 9 shall survive the termination of his employment for any reason and the expiration of this Agreement for any reason.
10.            Cooperation.  The Executive agrees that during and after his employment with the Company, the Executive will assist the Company and its Affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise, that are not adverse to the Executive (each, an "Action"), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its Affiliates in any Action, to the extent that such claims may relate to the Executive's employment or the period of the Executive's employment by the Company and its Affiliates.  The Executive agrees, unless precluded by law, to promptly inform the Company if the

Executive is asked to participate (or otherwise become involved) in any such Action.  The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions) to the extent that such investigation may relate to the Executive's employment or the period of the Executive's employment by the Company, regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation.  The Company or one of its Affiliates shall reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such cooperation following his Date of Termination.
11.            Section 409A of the Code.
(a)            General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Commencement Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Executive under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Executive shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11(a) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)            Separation from Service under Section 409A.  Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(a) or Section 5(b) unless the termination of the Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 3(b), Section 5(a), or Section 5(b), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive's termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive's "separation from service" with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Executive's death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 11(b)(ii) shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether the Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Executive's right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes "deferred compensation" under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.
12.            Section 280G of the Code.  If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the "Excise Tax"), then, in the event that the after-tax value of all Payments to the Executive (such after-tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to the Executive (reflecting a reduction for all such taxes in a like manner) of the Safe Harbor Amount, (a) the cash portions of the Payments payable to the Executive under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to the Executive under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the

Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to the Executive, in the aggregate, equals the Safe Harbor Amount.  All calculations under this section shall be determined by a national accounting firm selected by the Company (which may include the Company's outside auditors) and provided to the Company and the Executive within fifteen days prior to the date on which any Payment is payable to the Executive, which determination shall be binding on the Company and the Executive.  The Company shall pay all costs to obtain and provide such calculations to the Executive and the Company.
13.            Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates.  The Executive may not assign his rights or obligations under this Agreement to any individual or entity.  This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  In the event of the Executive's death following a termination of his employment, all unpaid amounts otherwise due the Executive (including under Section 5) shall be paid to his estate.
14.            Governing Law.  This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Illinois, without reference to the principles of conflicts of law of Illinois or any other jurisdiction, and where applicable, the laws of the United States.
15.            Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16.            Notices.  Any notice, request, claim, demand, document, and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or sent by nationally recognized overnight courier, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):
(a)            If to the Company:
CDK Global, Inc.
1950 Hassell Road
Hoffman Estates, IL 60169
Fax: (847) 839-2604
Attention: Chief Financial Officer

and a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax: (212) 757-3990
Attention: Lawrence I. Witdorchic

(b)            If to the Executive, at his most recent address on the payroll records of the Company.
17.            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
18.            Entire Agreement.  The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet).  The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.  In the event that the terms of this Agreement conflict with the terms of any other agreement, plan, or policy that does not expressly address the conflicting provision of this Agreement, the terms of this Agreement will control.
19.            Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by the Executive and a duly authorized officer of Company that expressly identifies the amended provision of this Agreement.  By an instrument in writing similarly executed and similarly identifying the waived compliance, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
20.            No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
21.            Construction.  This Agreement shall be deemed drafted equally by both of the parties hereto.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.  Any references to paragraphs, subparagraphs, sections, or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.  Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular, and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every"; (d) "includes" and "including" are each "without limitation"; and (e) "herein," "hereof," "hereunder," and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section, or subsection.
22.            Dispute Resolution. Except with respect to claims for injunctive relief as contemplated by Section 8 or to enter judgment on an arbitration award pursuant to this Section 22, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Chicago, Illinois, before a single arbitrator, in accordance with the rules of JAMS that are then in effect.  Such arbitration shall be undertaken in accordance with the JAMS Expedited Procedures, to the extent applicable.  Following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final, and non-appealable; provided, however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  Unless and only to the extent prohibited by applicable law, the parties agree to preserve the confidentiality of all aspects of any arbitration proceedings, findings, and decisions (whether by arbitrator or court).  To the extent permitted by law, the arbitrator's fees and expenses will be borne equally by each party.  In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 22, each party shall pay his or its own attorneys' fees and expenses regardless of whether there is a prevailing party in the opinion of the arbitrator deciding such action or the court in which any such arbitration award is entered; provided, that the arbitrator may in its discretion award costs, including reasonable legal fees and expenses, to either party if it determines that to be appropriate, and in all events the Company shall reimburse the Executive for his reasonable legal fees and expenses if the Executive prevails on at least one material issue.  The parties agree that any claim for injunctive relief brought by the Company pursuant to Section 8 shall be brought, and any judgment may be entered for an arbitration award hereunder, solely in the U.S. District Court for the Northern District of Illinois.  Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF HIS OR ITS RIGHTS OR OBLIGATIONS HEREUNDER.
23.            Enforcement.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

24.            Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
25.            Employee Acknowledgement.  The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.
[signature page follows]

The parties have executed this Agreement as of the date first written above.

CDK Global, Inc.

By:	/s/ Lee J. Brunz
	Name:	Lee J. Brunz
	Title:	Vice President

Brian P. MacDonald

/s/ Brian P. MacDonald

[Signature Page to Brian P. MacDonald Employment Agreement]